Exhibit 99.1

Omega Protein Announces Second Quarter 2015 Financial Results

HOUSTON, TX – August 5, 2015 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated provider of specialty oils, essential fatty acids and specialty protein products, today reported financial results for the second quarter ended June 30, 2015.

Second Quarter Highlights

●	Revenues: $93.2 million for the quarter, compared to $71.9 million in the same period a year ago
●	Gross profit margin: 27.7% for the quarter, compared to 28.4% in the same period a year ago
●	Net income: $8.8 million, or $9.6 million on an adjusted basis for the quarter, compared to $6.6 million, or $8.3 million on an adjusted basis, in the same period a year ago
●	Earnings per diluted share: $0.40, or $0.43 on an adjusted basis for the quarter, compared to $0.31, or $0.38 on an adjusted basis in the same period a year ago
●	Adjusted EBITDA: $21.6 million for the quarter, compared to $18.3 million in the same period a year ago

“Both of our animal and human nutrition segments performed well in the quarter, driving solid growth in consolidated revenues and earnings over the prior year period,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “We are encouraged by our strong season-to-date fish catch and fish meal production, which have helped to mitigate the impact of lower fish oil yields in our animal nutrition business. Our human nutrition business continued its recent trend of quarter-over-quarter improvements, and after adjusting for deferred acquisition related costs, returned to positive operating margins. As we enter the second half of 2015, we continue to focus on integrating our businesses to build a stronger, more balanced company that will drive increased value for shareholders.”

Second Quarter 2015 Results

The Company's revenues increased 30% from $71.9 million in the same period last year to $93.2 million. This increase was due to growth in human nutrition revenues of $29.7 million, partially offset by a decline in animal nutrition revenues of $8.4 million. The increase in human nutrition revenues was largely due to the addition of Bioriginal Food & Science Corp. (“Bioriginal”), which was acquired in September 2014. The decrease in animal nutrition revenues was due to lower sales volumes of 36% and 23% for the Company’s fish oil and fish meal, respectively, partially offset by increased sales prices of 35% and 13% for the Company’s fish oil and fish meal, respectively. The composition of revenues by nutritional product line for the second quarter of 2015 was 39% dietary supplements and food, 35% fish meal, 25% fish oil and 1% fish solubles and other.

Second quarter of 2015 revenues increased 30% from $71.6 million in the first quarter of 2015 to $93.2 million. This increase was due to a $20.0 million increase in animal nutrition revenues and a $1.5 million increase in human nutrition revenues. The increase in animal nutrition revenues was primarily due to higher fish meal and fish oil volumes of 18% and 184%, respectively, and higher fish meal prices of 2%, partially offset by lower fish oil sales prices of 12% due primarily to changes in the sales mix of different fish oil products.

The Company reported gross profit of $25.8 million, or 27.7% as a percentage of revenues, for the second quarter of 2015, versus $20.4 million, or 28.4% as a percentage of revenues, in the second quarter of 2014. The decrease in gross profit as a percentage of revenues was due to a decrease in the proportion of revenues attributable to the animal nutrition segment compared to the prior year period. Animal segment gross profit as a percentage of revenues increased from 30.3% to 36.7%, due primarily to increased sales prices. Human nutrition gross profit as a percentage of revenues increased from 9.9% to 13.7% due primarily to the addition of Bioriginal.

Compared to the first quarter of 2015, second quarter gross profit increased from $14.8 million, or 20.7% as a percentage of revenues, to $25.8 million, or 27.7% as a percentage of revenues, due to increases in both segments. Animal nutrition gross profit as a percentage of revenues increased from 28.6% to 36.7% primarily as a result of higher sales prices for a majority of products. Human nutrition segment gross profit as a percentage of revenues increased from 12.2% to 13.7% due primarily to Bioriginal’s results.

Selling, general and administrative expense, including research and development expense, (“SG&A”) for the second quarter increased by $3.7 million to $10.8 million compared to the second quarter of 2014, primarily as a result of the Bioriginal acquisition. SG&A expense increased $0.6 million from $10.2 million in the first quarter of 2015.

In the fourth quarter of 2013, the Company closed its menhaden fish processing plant located in Cameron, Louisiana and re-deployed certain vessels from that facility to the Company’s other Gulf Coast facilities. In conjunction with the closure, the Company incurred charges of $0.6 million and $2.6 million in the second quarters of 2015 and 2014, respectively.

Gain on foreign currency related to Bioriginal was $0.1 million for the second quarter of 2015; there was no gain or loss on foreign currency in the second quarter of 2014.

The second quarter of 2015 effective tax rate was 36.7% compared to 36.9% in the second quarter of 2014 and 36.9% in the first quarter of 2015.

Net income for the second quarter of 2015 was $8.8 million ($0.40 per diluted share) compared to $6.6 million ($0.31 per diluted share) in the same period last year and $1.7 million ($0.08 per diluted share) in the first quarter of 2015. Excluding adjustments for certain items, net income for the second quarter of 2015 would have been $9.6 million ($0.43 per diluted share), compared to $8.3 million ($0.38 per diluted share) in the same period last year and $2.6 million ($0.12 per diluted share) for the first quarter of 2015.

Adjusted EBITDA totaled $21.6 million for the second quarter of 2015, compared to $18.3 million for the same period last year and $10.4 million for the first quarter of 2015.

Six Month 2015 Results

Revenues in the first six months of 2015 increased 22% to $164.8 million compared to revenue of $135.4 million for the six months ended June 30, 2014. The increase in revenues was due to a $56.2 million increase in human nutrition revenues partially offset by a $26.8 million decrease in animal nutrition revenues. The increase in human nutrition revenues was primarily due to the addition of Bioriginal. The decrease in animal nutrition revenues was primarily due to decreased sales volumes of 56% and 19% for the Company's fish oil and fish meal, respectively, partially offset by increased sales prices for the Company's fish oil of 41% and fish meal of 9%.

The Company recorded gross profit of $40.6 million, or 24.7% as a percentage of revenues, for the first six months of 2015, versus gross profit of $40.9 million, or 30.2% as a percentage of revenues, for the first six months of 2014.  The decrease in gross profit as a percentage of revenues was due to a decrease in the proportion of revenues attributable to the animal nutrition segment compared to the prior year. Animal segment gross profit as a percentage of revenues increased from 32.2% to 33.5%, and human nutrition gross profit as a percentage of revenues decreased from 13.8% to 13.0%.

 The effective tax rate was 36.8% for the six months ended June 30, 2015 compared to 35.3% for the six months ended June 30, 2014.

Net income for the six months ended June 30, 2015 was $10.5 million ($0.47 per diluted share) compared to $14.6 million ($0.68 per diluted share) for the same period last year.  Excluding adjustments for certain items, net income for the six months ended June 30, 2015 would have been $12.2 million ($0.55 per diluted share) compared to $17.3 million ($0.80 per diluted share).

Adjusted EBITDA totaled $32.0 million for six months ended June 30, 2015, a decrease from $37.4 million for the same period last year.

Balance Sheet

The Company's June 30, 2015 cash balance decreased $0.3 million from December 31, 2014 to $1.0 million. Total debt increased $23.8 million from December 31, 2014 to $59.1 million on June 30, 2015, due primarily to seasonal changes in working capital. Stockholders' equity increased $12.0 million to $277.9 million as of June 30, 2015 compared to $265.9 million as of December 31, 2014.

Conference Call Information

Omega Protein will host a conference call on its second quarter 2015 financial results at 8:30 a.m., Eastern Time, on Thursday, August 6, 2015. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (855) 327-6837 domestically or (631) 982-4565 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaprotein.com.

A webcast replay of the conference call and the prepared remarks will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 30 days. A telephonic playback will be available from 11:30 a.m. ET, August 6, 2015, through August 20, 2015. Participants can dial (877) 870-5176 in North America, and international listeners may dial (858) 384-5517. The password is 115640.

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils and essential fatty acids, specialty protein products and nutraceuticals.

The Company operates eight manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found off of the coasts of the Atlantic Ocean and Gulf of Mexico.

For More Information

Visit Omega Protein at www.omegaprotein.com, follow us on Twitter at https://twitter.com/omegaprotein, or find us on LinkedIn at https://www.linkedin.com/company/omega-protein-inc.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products or increase the cost of compliance; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (6) the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, and specifically, to integrate successfully its 2014 acquisition of Bioriginal; (7) the Company’s expectations regarding Nutegrity or Bioriginal, their future prospects and the dietary supplement market or the human health and wellness segment generally, proving to be incorrect; (8) increase in the price and shortage of key raw materials that could adversely affect Bioriginal’s and Nutegrity’s businesses; and (9) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking information whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except par value amounts)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,047	$1,430
Receivables, net	57,030	36,621
Inventories	101,737	97,513
Deferred tax asset, net	1,844	1,871
Prepaid expenses and other current assets	6,706	4,936
Total current assets	168,364	142,371
Other assets, net	2,345	2,309
Property, plant and equipment, net	179,630	169,932
Goodwill	42,049	42,501
Other intangible assets, net	21,776	23,002
Total assets	$414,164	$380,115

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$16,956	$14,741
Accounts payable	12,844	21,047
Accrued liabilities	30,059	23,216
Total current liabilities	59,859	59,004
Long-term debt, net of current maturities	42,098	20,486
Deferred tax liability, net	25,114	25,949
Pension liabilities, net	4,722	5,375
Other long-term liabilities	4,506	3,419
Total liabilities	136,299	114,233
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 21,786,026 and 21,587,751 shares issued and 21,711,004 and 21,527,319 share outstanding at June 30, 2015 and December 31, 2014, respectively	212	210
Capital in excess of par value	143,849	141,855
Retained earnings	145,741	135,268
Treasury stock, at cost – 75,022 and 60,432 shares at June 30, 2015 and December 31, 2014, respectively	(753)	(595)
Accumulated other comprehensive loss	(11,184)	(10,856)
Total stockholders’ equity	277,865	265,882
Total liabilities and stockholders’ equity	$414,164	$380,115

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues	$93,176	$71,913	$164,799	$135,413
Cost of sales	67,345	51,489	124,173	94,496
Gross profit	25,831	20,424	40,626	40,917

Selling, general, and administrative expense	9,997	6,526	19,413	12,619
Research and development expense	770	544	1,544	1,028
Loss related to plant closure	649	2,616	1,287	3,939
Loss (gain) on disposal of assets	27	(14)	334	233
Operating income	14,388	10,752	18,048	23,098
Interest income	—	5	4	13
Interest expense	(465)	(135)	(827)	(382)
Gain (loss) on foreign currency	83	—	(462)	—
Other expense, net	(94)	(118)	(204)	(174)
Income before income taxes	13,912	10,504	16,559	22,555

Provision for income taxes	5,108	3,871	6,086	7,951
Net income	8,804	6,633	10,473	14,604

Other comprehensive income (loss):
Foreign currency translation adjustment net of tax (expense) benefit of ($180), $0, $706 and $0, respectively	334	—	(1,311)	—
Energy swap adjustment, net of tax (expense) benefit of ($354), $10, ($319) and $20, respectively	657	(19)	593	(37)
Pension benefits adjustment, net of tax expense of $105, $80, $210 and $160, respectively	195	148	390	297
Comprehensive income	$9,990	$6,762	$10,145	$14,864

Basic earnings per share (See Note 13)	$0.41	$0.32	$0.48	$0.70

Weighted average common shares outstanding	21,111	20,428	21,059	20,392

Diluted earnings per share (See Note 13)	$0.40	$0.31	$0.47	$0.68

Weighted average common shares and potential common share equivalents outstanding	21,573	21,105	21,522	21,062

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

                  Six Months Ended

                    June 30,

	2015	2014
Cash flows from operating activities:
Net income	$10,473	$14,604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,911	10,335
Loss related to plant closure	—	1,956
Loss (gain) on disposal of assets	334	233
Provisions for losses on receivables	24	24
Share based compensation	999	944
Deferred income taxes	(16)	1,110
Unrealized loss on foreign currency fluctuations, net	462	—
Changes in assets and liabilities:
Receivables	(20,710)	(10,188)
Inventories	(4,625)	14,271
Prepaid expenses and other current assets	(2,154)	(1,724)
Other assets	(732)	1,679
Accounts payable	(8,536)	(1,306)
Accrued liabilities	7,326	(1,718)
Pension liability, net	(263)	(482)
Other long term liabilities	1,245	(2)
Net cash (used in) provided by operating activities	(4,262)	29,736
Cash flows from investing activities:
Proceeds from disposition of assets	36	193
Capital expenditures	(21,030)	(23,268)
Net cash used in investing activities	(20,994)	(23,075)
Cash flows from financing activities:
Principal payments of long-term debt	(3,793)	(1,851)
Proceeds from long-term debt	27,827	—
Purchase treasury stock at cost	(158)	(57)
Proceeds from stock options exercised	846	946
Excess tax benefit of stock options exercised	151	456
Net cash (used in) provided by financing activities	24,873	(506)
Net increase (decrease) in cash and cash equivalents	(383)	6,155
Cash and cash equivalents at beginning of year	1,430	34,059
Cash and cash equivalents at end of period	$1,047	$40,214

The tables below present information about reported segments for three months ended June 30, 2015 and 2014 (in thousands). It should be noted that all cash and cash equivalent balances have been included in the identifiable assets of the unallocated segment.

2015	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (1)	$56,871	$36,305	$—	$93,176
Cost of sales	36,007	31,338	—	67,345
Gross profit	20,864	4,967	—	25,831
Selling, general and administrative expense (including research and development)	536	5,087	5,144	10,767
Loss related to plant closure	649	—	—	649
Other (gains) and losses	27	—	—	27
Operating income	$19,652	$(120)	$(5,144)	$14,388
Depreciation and amortization	$4,376	$1,528	$129	$6,033
Identifiable assets	$243,720	$168,570	$1,874	$414,164
Capital expenditures	$8,376	$1,382	$712	$10,470

(1) Excludes revenue from internal customers of $0.6 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

2014	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (2)	$65,264	$6,649	$—	$71,913
Cost of sales	45,501	5,988	—	51,489
Gross profit	19,763	661	—	20,424
Selling, general and administrative expense (including research and development)	636	2,067	4,367	7,070
Loss related to plant closure	2,616	—	—	2,616
Other (gains) and losses	(14)	—	—	(14)
Operating income	$16,525	$(1,406)	$(4,367)	$10,752
Depreciation and amortization	$4,374	$699	$45	$5,118
Identifiable assets	$224,416	$76,734	$41,156	$342,306
Capital expenditures	$5,761	$4,692	$—	$10,453

(2) Excludes revenue from internal customers of $0.7 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

The tables below present information about reported segments for the six months ended June 30, 2015 and 2014 (in thousands).

2015	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (3)	$93,700	$71,099	$—	$164,799
Cost of sales	62,290	61,883	—	124,173
Gross profit	31,410	9,216	—	40,626
Selling, general and administrative expense (including research and development)	1,093	10,116	9,748	20,957
Loss related to plant closure	1,287	—	—	1,287
Other (gains) and losses	334	—	—	334
Operating income (loss)	$28,696	$(900)	$(9,748)	$18,048
Depreciation and amortization	$8,649	$3,027	$235	$11,911
Identifiable assets	$243,720	$168,570	$1,874	$414,164
Capital expenditures	$17,489	$2,333	$1,208	$21,030

(3) Excludes revenue from internal customers of $1.0 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

2014	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (4)	$120,534	$14,879	$—	$135,413
Cost of sales	81,668	12,828	—	94,496
Gross profit	38,866	2,051	—	40,917
Selling, general and administrative expense(including research and development)	1,189	3,988	8,470	13,647
Loss related to plant closure	3,939	—	—	3,939
Other (gains) and losses	42	191	—	233
Operating income (loss)	$33,696	$(2,128)	$(8,470)	$23,098
Depreciation and amortization	$8,742	$1,400	$193	$10,335
Identifiable assets	$224,416	$76,734	$41,156	$342,306
Capital expenditures	$10,358	$12,901	$9	$23,268

(4) Excludes revenue from internal customers of $1.4 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income Reconciliation

The following table (in thousands) provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014 and the six months ended June 30, 2015 and 2014:

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
Net Income	$8,804	$1,669	$6,633
Reconciling items:
Interest expense	434	332	105
Income tax provision	5,108	978	3,871
Depreciation and amortization (1)	6,033	5,878	5,118
Loss related to plant closure (2)	649	638	2,616
Acquisition post-closing consideration (3)	577	574	—
Loss (gain) on disposal of assets (1)	27	307	(14)
Adjusted EBITDA	$21,632	$10,376	$18,329

	Six Months Ended
	June 30, 2015	June 30, 2014
Net Income	$10,473	$14,604
Reconciling items:
Interest expense	766	321
Income tax provision	6,086	7,951
Depreciation and amortization (1)	11,911	10,335
Loss related to plant closure (2)	1,287	3,939
Acquisition post-closing consideration (3)	1,151	—
Loss (gain) on disposal of assets (1)	334	233
Adjusted EBITDA	$32,008	$37,383

(1) See segment disclosures for allocation among segments.

(2) Relates to animal nutrition segment.

(3) Relates to human nutrition segment.

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, loss related to plant closure, acquisition post-closing consideration and loss (gain) on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a Company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States.

Adjusted Net Income and Diluted Earnings Per Share to Net Income Reconciliation

The following table (in thousands, except per share amounts) provides a reconciliation of Adjusted Net Income and Diluted Earnings Per Share, non-GAAP (Generally Accepted Accounting Principles) financial measures, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014 and the six months ended June 30, 2015 and 2014:

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
Net Income	$8,804	$1,669	$6,633
Reconciling items:
Income tax provision prior to adjustments	5,108	978	3,871
Loss related to plant closure	649	638	2,616
Acquisition post-closing consideration	577	574	—
Loss (gain) on disposal of assets	27	307	(14)
Adjusted income before income taxes	15,165	4,166	13,106
Provision for income taxes after adjustments	5,568	1,539	4,830
Adjusted net income	$9,597	$2,627	$8,276
Adjusted diluted earnings per share	$0.43	$0.12	$0.38

	Six Months Ended
	June 30, 2015	June 30, 2014
Net Income	$10,473	$14,604
Reconciling items:
Income tax provision prior to adjustments	6,086	7,951
Loss related to plant closure	1,287	3,939
Acquisition post-closing consideration	1,151	—
Loss (gain) on disposal of assets	334	233
Adjusted income before income taxes	19,331	26,727
Provision for income taxes after adjustments	7,107	9,422
Adjusted net income	$12,224	$17,305
Adjusted diluted earnings per share	$0.55	$0.80

Adjusted net income and Adjusted diluted earnings per share represent net income and diluted earnings per share without loss related to plant closure, acquisition post-closing consideration and loss (gain) on disposal of assets and taxes associated with these items. The Company has reported Adjusted net income and Adjusted diluted earnings per share because it believes these measures are widely used by investors as an indicator of a Company’s operating performance. The Company believes Adjusted net income and Adjusted diluted earnings per share assist investors in comparing a company's performance on a consistent basis. Adjusted net income and Adjusted diluted earnings per share are not calculations based on GAAP and should not be considered alternatives to net income or diluted earnings per share in measuring our performance. Investors should carefully consider the specific items included in our computation of Adjusted net income and Adjusted diluted earnings per share. While Adjusted net income and Adjusted diluted earnings per share has been disclosed herein to permit a more complete comparative analysis of our operating performance across time periods and relative to other companies, investors should be cautioned that these measures as reported by us may not be comparable in all instances to Adjusted net income and Adjusted diluted earnings per share as reported by us or by other companies. Adjusted net income and Adjusted diluted earnings per share are not intended to represent net income or diluted earnings per share as defined by GAAP and such information should not be considered as an alternative to net income, diluted earnings per share or any other measure of performance prescribed by GAAP in the United States.